STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HOPTO INC.

hopTo Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1. That the following new paragraph is hereby added to ARTICLE IV of the Amended and Restated Certificate of Incorporation, as amended, of the Company:

“As of the close of business on January 27, 2016 (the “Effective Time”), each fifteen (15) shares of Common Stock issued and outstanding immediately prior thereto, shall be automatically combined into one (1) share of Common Stock. No fractional shares shall be issued to the stockholders in connection with such reverse stock split, but in lieu thereof the corporation shall pay cash for each fractional share equal to the product obtained by multiplying: (a) the average closing sales price of the Common Stock as reported on the Over-the-Counter Bulletin Board for the five trading days preceding the effective date of such combination, or if the Common Stock is not at such time quoted on the Over-the-Counter Bulletin Board, then as reported on the highest tier of the OTC Markets on which the Common Stock is then quoted; by (b) the fractional share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.”

2. That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”), by approval of the board of directors of the Company and, in accordance with the provisions of Section 228 of the DGCL, by the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote thereon at the Company’s 2015 annual meeting of stockholders on September 24, 2015. There are no shares of the Company’s preferred stock outstanding.

Pursuant to Section 242(c), the board of directors reserves its right to elect to abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders.

3. The Effective Time of the amendment herein certified shall be the close of business on January 27, 2016.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed by its authorized officer this 26th day of January, 2016.

HOPTO INC.

By:	/s/ Jean-Louis Casabonne
Jean-Louis Casabonne
Chief Financial Officer